                                                                     Exhibit 4.2

    LOAN AGREEMENT DATED MAY 20, 2005 BETWEEN BADGER METER, INC. AND THE M&I
     MARSHALL & ILSLEY BANK RELATING TO BADGER METER, INC.'S BUSINESS NOTE.

M&I MARSHALL & ILSLEY BANK

                                PROMISSORY NOTE

   PRINCIPAL    LOAN DATE    MATURITY      LOAN NO.      CALL / COLL    ACCOUNT     OFFICER  INITIALS
--------------  ----------  ----------  --------------   -----------  -----------   -------  --------
$10,000,000.00  05-20-2005  05-20-2010                    M100 / A4                  12191
--------------  ----------  ----------  --------------   -----------  -----------   -------  --------

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to text length limitations.

BORROWER:   Badger Meter, Inc.           LENDER:  M&I Marshall & Ilsley Bank
            4545 W. Brown Deer Rd.                SE Wisconsin Region Commercial Lending
            Milwaukee, WI  53223-2413             770 North Water Street
                                                  Milwaukee, WI  53202

Principal Amount: $10,000,000.00      Initial Rate: 5.590%    Date of Note: May 20, 2005

PROMISE TO PAY. Badger Meter, Inc. ("Borrower") promises to pay to M&I Marshall & Ilsley Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Ten Million & 00/100 Dollars ($10,000,000.00) together with interest at the rate of 5.590% per annum on the unpaid principal balance from May 20, 2005, until paid in full.

PAYMENT. Borrower will pay this loan in 59 regular payments of $191,500.00 each and one irregular last payment estimated at $213,952.49. Borrower's first payment is due June 20, 2005, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on May 20, 2010, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied to Accrued Interest, Credit Life Premiums, Principal, Late Charges, and Escrow. The annual interest rate for this
Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

PREPAYMENT PENALTY. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: The Yield Maintenance Fee, as hereinafter provided, shall be immediately due and payable by Maker upon a full or partial prepayment of this Note at any time prior to the final scheduled payment due date on the Note.

Yield Maintenance Fee: "Yield Maintenance Fee" means an amount equal to the excess, if any, of the amount of:
(i) monthly interest which would otherwise be payable on the prepaid principal amount of this Note from the date of prepayment through the final scheduled payment due date on the Note, over the
(ii) monthly interest Lender would earn if the prepaid principal amount were reinvested for the period from the date of prepayment through the final scheduled payment due date on the Note, at the Reinvestment Rate (as hereinafter defined) plus 1.35%,

Such difference shall be discounted to present value at the Reinvestment Rate.

Reinvestment Rate:

If the remaining term of the Note is less than one year, "Reinvestment Rate" means: the yield in percent per annum on Eurodollar Deposits (London) as of the Reinvestment Rate Determination Date (as hereinafter defined) which has a maturity equal to the remaining term of the Note;

If the remaining term of the Note is one year or more, "Reinvestment Rate" means: the yield in percent per annum on Interest Rate Swaps as of the Reinvestment Rate Determination Date which has a maturity equal to the remaining term of the Note; or,

In the event there is no rate available for a term that is equal to the remaining term of the Note, "Reinvestment Rate" means: the linear interpolation between the two rates (Eurodollar Deposits and/or Interest Rate Swaps, as applicable), one for the closest maturity less than the remaining term of the Note, and the other for the closest maturity greater than the remaining term of the Note.

Reinvestment Rate Determination Date: "Reinvestment Rate Determination Date" means the date which is five (5) banking days prior to the scheduled prepayment date.

Published yields: Yields on Eurodollar Deposits (London) and Interest Rate Swaps shall be the applicable rates available and published most recently by the Board of Governors of the Federal Reserve System as of such Reinvestment Rate Determination Date. (Release H.15, available a www.federalreserve.gov/releases/h15/update)

Prepayment calculation notice to Borrower: Following the notice of prepayment from the Maker described above, Lender shall promptly notify Borrower of the amount and the basis of determination of the required Yield Maintenance Fee, and such determination and amount shall be binding on both parties absent manifest error. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rater, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: M&I Marshall & Ilsley Bank, P.O. 3114 Milwaukee, WI 53201-3114.

                                PROMISSORY NOTE
                                  (CONTINUED)

LOAN NO:                                                                  PAGE 2

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note 3.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

      PAYMENT DEFAULT. Borrower fails to make any payment when due under this Note.

      OTHER DEFAULTS. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

      DEFAULT IN FAVOR OF THIRD PARTIES. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

      FALSE STATEMENTS. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

      INSOLVENCY. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

      CREDITOR OR FORFEITURE PROCEEDINGS. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any government agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

      EVENTS AFFECTING GUARANTOR. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

      CHANGE IN OWNERSHIP. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

      INSECURITY. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEY'S FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorney's fees and Lender's legal expenses, whether or not there is a lawsuit, including attorney's fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY FEDERAL LAW APPLICABLE TO LENDER AND, TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. THIS NOTE HAS BEEN ACCEPTED BY LENDER IN THE STATE OF WISCONSIN.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Milwaukee County, State of Wisconsin.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

 RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt

                                PROMISSORY NOTE
                                  (CONTINUED)

LOAN NO:                                                                  PAGE 3

against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower's heirs, successors, assigns, and representatives. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BADGER METER, INC.

BY: /s/ Richard A. Meeusen
    ------------------------------------------
    Chairman, President and Chief Executive Officer

BY: /s/ Richard E. Johnson
    ------------------------------------------------
    Senior Vice President - Finance, Chief Financial Officer and Treasurer